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                                                                      EXHIBIT 12

TAMBRANDS INC.
FORM 10-K
PART IV, ITEM 14., EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.


                                                 Year Ended
(in thousands, except ratios)
                                 -----------------------------------------------
                                   1996     1995      1994      1993      1992
Earnings:
  Income before income taxes     $83,325  $139,335  $141,751  $118,652  $191,863
  Fixed charges                   10,817    10,866     9,054     6,549     6,470
                                 -----------------------------------------------
    EARNINGS                     $94,142  $150,201  $150,805  $125,201  $198,333
                                 ===============================================

Fixed charges:
  Interest portion of operating
    lease expense:
      Operating lease expense     $4,649    $5,029    $4,270    $5,027    $4,031
      Assumed interest factor       0.33      0.33      0.33      0.33      0.33
                                 -----------------------------------------------
        Interest portion of
          operating lease
          expense                  1,534     1,660     1,409     1,659     1,330
  Interest expense                 9,283     9,206     7,645     4,890     5,140
                                 -----------------------------------------------
    FIXED CHARGES                $10,817   $10,866    $9,054    $6,549    $6,470
                                 ===============================================

RATIO OF EARNINGS TO FIXED
  CHARGES                            8.7      13.8      16.7      19.1      30.7
                                 ===============================================